Exhibit 99.1

MINUTES OF

ANNUAL MEETING OF STOCKHOLDERS OF

NEW ORIENTAL ENERGY & CHEMICAL CORP.

Held on March 27, 2008

The 2008 Annual Meeting of the Stockholders (the “Meeting”) of New Oriental Energy & Chemical Corp. (the “Company”) was held at the New York office of Kirkpatrick & Lockhart Preston Gates Ellis LLP, 599 Lexington Avenue, in New York 10022, and by videoconference at the Beijing Representative office of Kirkpatrick & Lockhart Preston Gates Ellis LLP, Suite 711-712, Tower W1, Oriental Plaza No. 1 East Chang An Avenue Beijing 100738 P.R. China, on March 27, 2008 at 9:30 a.m. New York time in English and Chinese. Ben Wang, the Company’s Chief Financial Officer, served as translator during the Meeting. The following is an English transcript of the Meeting.

Chen Si Qiang:
Good morning ladies and gentlemen. My name is Chen Siqiang and I am the Chief Executive Officer and Chairman of the Board of Directors of New Oriental Energy & Chemical Corp. This year, I am glad to tell you all that I am the member of the 11th China People’s Political Consultative Conference, which is the counterpart of US congress. There are only three CPPCC members in our province. I would like to welcome you to our Annual Meeting of Stockholders.

I would like to introduce you to the directors of the Company who are present today:

Zhou Dian Chang has been with the Company since November 2004 and has been a Director since October 2006.

Wang Gui Quan, who is also our President, has been with the Company since 2003 and has been a Director since October 2006.

Lei Qi joined the Board of Directors in October 2006 and is a member of the Company’s Compensation Committee and is the Chairman of its Nominating/Corporate Governance Committee.

Cao Xiaokai joined the Board of Directors in October 2006 and is a member of the Company’s Audit Committee and its Nominating/Corporate Governance Committee, and is the Chairman of its Compensation Committee.

Shi Yan joined the Board of Directors in October 2006 and is a member of the Company’s Audit Committee and Compensation Committee.

Howard S. Barth joined the Board of Directors in October 2006 and is a member of the Company’s Nominating/Corporate Governance Committee and is the Chairman of its Audit Committee.

Ben Wang, the Company’s Chief Financial Officer, will act as Secretary of this Meeting.

I now declare that this Annual Meeting of Stockholders of New Oriental Energy & Chemical Corp. is hereby called to order.

We will first conduct the formal requirements of the meeting and then proceed to a brief discussion regarding the business of the Company and a question and answer session.

I hereby appoint Aaron Menzi as Inspector of Elections at this meeting. The holders of any undelivered proxies should present them at this time to the Inspector.

Mr. Secretary, is there a quorum present?

Secretary:
Yes, Mr. Chairman, there are present in person or represented by proxy the holders of a majority of the outstanding shares of Common Stock entitled to vote at this meeting. In addition, I present a certified list of the holders of the Common Stock of the Company at the close of business on February 14, 2008, the record date. I also present copies of the notice of meeting, proxy statement, the annual report, and an affidavit of the Company's transfer agent as to the due mailing thereof.

Chen Si Qiang:
A quorum is present and this meeting is competent to transact business. The Secretary is directed to file the list of stockholders with the records of the Company and to file the affidavit of mailing, the notice of meeting, proxy statement, proxy, and the annual report with the minutes of this meeting.

The meeting may now proceed with the transaction of the business stated in the Notice of Meeting. There are is only one proposal to be acted on at this Meeting. The proposal on the Agenda is the election of seven directors of the Company, to hold office until the 2009 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified.

As indicated in the Company’s Proxy Statement, Mssrs. Chen Si Qiang, Wang Gui Quan, Zhou Dian Chang, Lei Qi, Cao Xiaokai, Shi Yan and Howard S. Barth have been duly nominated to serve as members of the Board of Directors.

We will vote on the election of the aforementioned nominees as the Directors and the adoption of the following resolution:

Resolved, that Messrs. Chen Si Qiang, Wang Gui Quan, Zhou Dian Chang, Lei Qi, Cao Xiaokai, Shi Yan and Howard S. Barth be elected as Directors of the Company, to hold office until the Company’s Annual Meeting of Stockholders in 2009 and until their respective successors have been duly elected and qualified.

Mr. Cao Xiaokai and Mr. Lei Qi will now speak on behalf of the Compensation Committee and Nominating/Corporate Governance Committee respectively. Voting on this proposal will occur after the presentation by Mr. Lei Qi.

Xiaokai Cao:	The Compensation Committee operates under the Company’s By-laws and the Committee’s Charter, and consists of three independent directors, which are Lei Qi, Shi Yan and myself.

After discussions, the Compensation Committee decided that the Company does not need to adjust the current compensation system, and the Compensation Committee did not receive any written correspondence regarding adjusting current compensation system. If we receive the written consent of adjusting current compensation and welfare system during the coming fiscal year, we will execute under the By-laws and other regulations.

Qi Lei:	The Nominating Committee operates under the Company’s By-laws and the Committee’s Charter, and consists of three independent directors, which are Cao Xiaokao, Howard S Barth and myself.

After discussions, the Nominating Committee decided that the Company does not need to modify or create any additional positions, and the Nominating Committee did not receive any written correspondence regarding modifying or creating director positions.

The Nominating Committee recommends that the persons nominated be elected as the Company’s directors to serve until the next annual shareholder’s meeting or their successors are elected and qualified.

Chen Si Qiang:	Is there anyone who wishes to vote in person? If so, raise your hand and the Inspector of Elections will give you a ballot.

We can now proceed with the voting. If you are voting by ballot, please mark your ballot and hold it up so that the inspector may collect it.

All the stockholders present in person or by proxy having had an opportunity to vote, the polls are now declared closed.

While the votes are being tabulated, Mr. Howard Barth will speak on behalf of our Audit Committee.

Howard Barth:	Thank you Mr. Chen Si Qiang.

On behalf of the Audit Commitee for New Oriental Energy and Chemical Corp., I would like to welcome everyone who is attending our Annual Meeting whether in Beijing , New York or by teleconference or phone  from other countries. The audit committee is comprised of Mr.Yan Shi,Mr. Xiaogai Cao and myself.

The audit committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethical behavior, (2) the Company's auditing, accounting, and financial reporting processes, (3) the Company's financial statements and other financial information provided by the Company to its shareholders, the public and others, (4) the Company's compliance with legal and regulatory requirements, and (5) the performance of the Company's corporate audit department and independent auditors.

The committee will encourage continuous improvement of, and adherence to , the Company's policies, procedures and practices at all levels. It's main responsibility is oversight and we will continue to improve the company's internal auditing and reporting procedures.

Thank You very much.

Chen Si Qiang:	I will now give a briefly review the annual results for fiscal year so far and comment on the Company’s outlook for the next fiscal year.

New Oriental, formerly known as Loushan Fertilizer Factory and later as Henan Jinding Chemical Company has been operating in China’s fertilizer industry for over 30 years. Current senior management has been with the Company since 1998 when it was a State-Owned Enterprise and spearheaded the privatization of the assets in October 2003.

Our business can be broken down into two unique segments. Specialty chemical products, which include the sale of Urea and Ammonium Bi-Carbonate and Alternative Energy Products which currently includes DME and Methanol. The Company has successfully established its products in the Chinese domestic Urea market while creating an established brand name that is synonymous with quality. Our core Urea production business has been a critical component to our entrance into alternative energy products.

We currently have the capacity to produce 150,000 tons of Urea annually and have an established customer base across China while possessing the necessary government certifications and distinctions naming New Oriental as a top tier supplier. The sale price of Urea is currently controlled by the Chinese Government since it deemed an important product to help meet the country’s food production needs. Pricing for Urea has varied over the last five years and in certain cases the moves have been significant. The factors that dictate the Government’s regulation of the sale price are highly correlated to the price of coal, which is a key feedstock for Urea, and available supply for domestic farmers.

Subsequently, while we are able to charge approximately 1 to 2% higher prices for our products due to brand recognition, the sale of Urea has been used as a means to generate sustainable cash flow for the Company to expand our emerging alternative energy product portfolio. However, it is important to note that since the privatization of the business, the Company has been able to grow the Urea business while significantly improving margins. Historically, New Oriental has been able to obtain average gross margins of between 16 to 18% on the sale of Urea and the business on a standalone basis would generate positive net income.

Looking at our alternative energy business we currently manufacture DME and Methanol.

For those of you who are new to us, the alternative fuel DME is an important part of NOEC’s forward growth strategy, as DME in China is a very suitable substitute for LPG for home heating and cooking, and eventually for petrol-diesel in commercial and residential vehicles. DME emits virtually no emissions and can be purchased at a significant cost savings to LPG, with little or no retrofitting. With the Central Government focused on reducing noxious emissions, and lessening the Country’s dependence on foreign energy, and Oil trading at an all time high, the drivers for further DME growth are significant.

The drivers of DME demand are several-fold in the market. First, the price of DME is approximately 13% cheaper than LPG and 20% cheaper than petrol-diesel and is competitively priced to LPG. Second, when DME is used to replace petrol-diesel in cars and buses, noxious emissions can be reduced by 90%, engine performance can be increased by 10 to 15% while also reducing external noise. DME is also cleaner burning than LPG. Reducing air pollution has been a key mandate for the Chinese Government as the country strives towards becoming part of the global community as many countries and its citizens are looking for China to improve its overall air quality. Most of China’s large cities were exceeding noxious global air quality standards with the benefits of DME consumption being highly endorsed by both the Government and environmentalists.

New Oriental now has 150,000 tons of DME capacity, which equals approximately $60 million US dollars in annualized revenue at today’s market prices, making us one of the largest manufacturers in China currently. With our licenses to produce up to 600,000 tons of DME annually, in combination with our strategic location in close proximity to major shipping railways, we are well positioned to capture the increase in DME adoption and usage.

On the financial side, based on our guidance released after last quarter, we expect revenue to be 66 million USD in fiscal year 2008, which will be nearly 70% ahead of results in fiscal 2007. This full year guidance reflects the anticipated fourth quarter growth as compared to the same period last year, even given the negative impact of the snowstorms.

The Company will increase the capital and technological resources available in the coming fiscal year in order to make our company internationally competitive and establish our business globally.

1. Prepare for new methanol-ether project

Firstly, the Company currently anticipates it will construct new production capacity for 200,000 tons of methanol as the feedstock for the third phase of the 600,000 tons of DME project. The 200,000 tons of methanol project will help the Company improve the self-produced methanol supply in order to reduce the DME cost. Secondly, the Company will continue to optimize the efficiency of the current 100,000 tons of DME production line, which was put into production in September 2007 ahead of schedule.

2. Expand the business

The Company plans to analyze several chemical enterprises to determine potential acquisitions during the coming year to increase the competitiveness of the Company.

3. Increase the proportion of alternative energy products in our product structure in order to increase profits.

The revenues of alternative energy products as a percentage of total revenues will increase approximately 15% to about 65% in the coming fiscal year as compared to fiscal year 2008.

4. Further solidify the Company’s solid capital platform

Firstly, the Company will continue to develop its domestic financing channels, such as domestic commercial banks and cooperatives. Secondly, the Company now has a NASDAQ Global Market listing which makes its equity much more attractive.

5. Optimize the internal control system

The Company has optimized its internal control system in order to strictly comply with the requirements of the Sarbanes-Oxley Act.

6. The Company will develop faster through the adjustment and optimization, and will create better profit for our stakeholders.

Let me say finally, we are pleased with our progress and continue to look forward to an exciting future that is focused on building shareholder value.

Mr. Inspector, would you please advise us of the results of the voting?

Aaron Menzi:	I am pleased to report that the requisite number of shares of common stock have been voted in favor of the election of all of the nominated Directors.

They are hereby declared elected to serve as Directors of the Company for a term expiring on the date of the next Annual Meeting of the Company or until their successors are duly elected and qualified.

Chen Si Qiang:	I would now be happy to entertain questions from stockholders.

Aaron Menzi:	There are no questions from stockholders at this time.

Chen Si Qiang:	If there is no further business to come before the meeting the Chair will now vote on a motion to adjourn. All in favor? Opposed? This meeting is adjourned.

Upon the motion of the Chairman of the Board of the Company, the meeting was adjourned.

/s/ Ben Wang
Secretary of the Meeting